Exhibit 10.3

EXECUTION VERSION

RECAPITALIZATION SUPPORT AGREEMENT

This RECAPITALIZATION SUPPORT AGREEMENT (this “Agreement”) is entered into as of July 29, 2014, by and among (i) 21st Century Oncology Investments, LLC (“Investments”), (ii) 21st Century Oncology Holdings, Inc. (“Holdings”), (iii) 21st Century Oncology, Inc. (“21C”) and each of their direct and indirect wholly owned subsidiaries that are obligors under the Senior Credit Agreement or the 21C Notes (each as defined in the Bridge Loan Facility) (collectively with Investments, Holdings and 21C, the “Company”), (iv) each of the undersigned holders of, or the investment advisor or manager to a beneficial or legal holder or holders of (and in such capacity having the power to bind such holder), certain indebtedness of the Company incurred under that certain Indenture (as amended to date, and as it may hereafter be amended, supplemented or modified from time to time, the “Subordinated Notes Indenture”) for the 9 7/8% Senior Subordinated Notes due 2017 (the “Subordinated Notes”), dated as of April 20, 2010, among 21C, the guarantors party thereto and Wilmington Trust, National Association (the “Consenting Subordinated Noteholders”), and (v) Vestar Capital Partners V, L.P. (“Vestar V”), Vestar Capital Partners V-A, L.P. (“Vestar V-A”), Vestar Executive V, L.P. (“Vestar Executive”), Vestar Holdings V, L.P. (“Vestar Holdings”), Vestar/Radiation Therapy Investments, LLC (“Vestar R”), and any investment fund affiliated with Vestar V that now owns or subsequently acquires equity interests in Investments (collectively, “Vestar”).  The Company, the Consenting Subordinated Noteholders and Vestar are each referred to as a “Party” and collectively referred to as the “Parties”.

WHEREAS, prior to the date hereof, the Parties have discussed the possibility of consummating a financial recapitalization of the Company’s indebtedness and other obligations as set forth in this Agreement and the attached Recapitalization Term Sheet (as defined herein) (the “Recapitalization”).

WHEREAS, it is anticipated that the Recapitalization will be implemented through either an out-of-court consent solicitation and exchange offer or a solicitation of votes for a chapter 11 plan of reorganization of the Company, pursuant to sections 1125, 1126 and 1145 of the Bankruptcy Code, which in either case shall contain in all material respects the same terms and conditions set forth in or contemplated by this Agreement and the Recapitalization Term Sheet.

WHEREAS, this Agreement and the Recapitalization Term Sheet, which is incorporated herein by reference and is made part of this Agreement, set forth the agreement among the Parties concerning their commitment, subject to the terms and conditions hereof and thereof, to implement the Recapitalization.  In the event the terms and conditions as set forth in the Recapitalization Term Sheet and this Agreement are inconsistent, the terms and conditions in this Agreement shall govern and control, except to the extent the inconsistency concerns the economics of the Recapitalization, in which case the terms and conditions of the Recapitalization Term Sheet shall govern and control.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party agrees as follows:

1.                                      Definitions.  The following terms shall have the following definitions:

“Agreement” has the meaning set forth in the preamble hereof.

“Alternative Transaction” means any recapitalization, plan of reorganization, dissolution, winding up, liquidation, reorganization, merger, transaction, sale, disposition or restructuring of the Company (or any of its assets or stock) other than the Recapitalization contemplated pursuant to this Agreement and the Recapitalization Term Sheet.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.

“Bridge Loan Facility” means that new secured loan facility dated as of July 28, 2014 by and among Medical Developers LLC, as borrower, the guarantors party thereto, the lenders party thereto and Cortland Capital Market Services LLC, as administrative and collateral agent.

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or governmental action to close.

“Capital Contribution” has the meaning set forth in the Recapitalization Term Sheet.

“Chapter 11 Cases” means any voluntary chapter 11 case(s) commenced by the Company.

“Chief Executive Officer” means the chief executive officer of the Company.

“Confirmation Order” means an order entered by the Bankruptcy Court confirming the Plan, including all exhibits, appendices and related documents, each consistent in all material respects with this Agreement and the Recapitalization Term Sheet and otherwise in form and substance reasonably acceptable to the Company and the Required Consenting Subordinated Noteholders.

“Consenting Subordinated Noteholders” has the meaning set forth in the preamble hereof.

“Corporate Governance Amendment” has the meaning set forth in Section 2(f) herein.

“Disclosure Statement” means the disclosure statement in respect of the Plan which shall be consistent in all material respects with this Agreement and the Recapitalization Term Sheet and otherwise in form and substance reasonably acceptable to the Company and the Required Consenting Subordinated Noteholders.

“Disclosure Statement Order” means the order entered by the Bankruptcy Court approving the Disclosure Statement and authorizing the solicitation of votes on the Plan, which shall be consistent in all material respects with this Agreement and the Recapitalization Term Sheet and otherwise in form and substance reasonably acceptable to the Company and the Required Consenting Subordinated Noteholders.

“Due Diligence Period” means that period between the date hereof and September 15, 2014 during which the Consenting Subordinated Noteholders will be entitled to conduct (on a good faith basis) a business and legal due diligence investigation.

“Effective Date” means the date on which all conditions to consummation of the Plan have been satisfied (or waived) and the Plan becomes effective.

“Foreclosure Event” means the termination of this Agreement in accordance with Section 11(e) of this Agreement as a result of a breach of any covenants set forth in Sections 2, 3 and 5 of this Agreement by the Company or Vestar.

“Independent Manager” means one or two independent manager(s) appointed by the Board of Managers of Investments in accordance with Section 3(b) that are each reasonably acceptable to the Required Consenting Subordinated Noteholders.

“Investments LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of Radiation Therapy Investments, LLC (n/k/a 21st Century Oncology Investments, LLC), a Delaware limited liability company, effective as of December 9, 2013, as may be amended or supplemented from time to time and as is in effect today.

“Investments Securityholders Agreement” means the Amended and Restated Securityholders Agreement dated as of March 25, 2008 By and Among Radiation Therapy Investments, LLC (n/k/a 21st Century Oncology Investments, LLC) and the Other Parties Thereto, as may be amended or supplemented from time to time and as is in effect today.

“Letter of Intent” has the meaning set forth in Section 2(b).

“Outside Date” has the meaning set forth in Section 11(l)(II) herein.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.

“Petition Date” means the date the Chapter 11 Cases of the Company are commenced.

“Plan” means the chapter 11 plan of reorganization of the Company implementing the Recapitalization, this Agreement and the Recapitalization Term Sheet, which shall be consistent in all material respects with this Agreement and the Recapitalization Term Sheet and otherwise in form and substance reasonably acceptable to the Company and the Required Consenting Subordinated Noteholders.

“Plan Related Documents” means the Plan, the Disclosure Statement, the

Solicitation Materials and the Confirmation Order, along with any other documents or agreements, whether or not filed with the Bankruptcy Court by the Company, that are necessary to implement the Plan, the Recapitalization, this Agreement and the Recapitalization Term Sheet pursuant to an out-of-court recapitalization or the Chapter 11 Cases as applicable; provided, that each of the foregoing documents shall be consistent in all material respects with this Agreement and the Recapitalization Term Sheet and otherwise in form and substance reasonably acceptable to the Company and the Required Consenting Subordinated Noteholders, and to the extent any such document directly and materially affects Vestar’s rights or interests, reasonably acceptable to Vestar.

“Pledge Agreement” has the meaning set forth in Section 3(c) herein.

“Qualified Marketmaker” means an entity that (x) holds itself out to the public or to the applicable private markets as standing ready in the ordinary course of its business to purchase Subordinated Noteholder Claims from customers and sell Subordinated Noteholder Claims to customers, in its capacity as a broker or dealer or market maker in any such Subordinated Noteholder Claims, and (y) in fact regularly makes a two-way market in such Subordinated Noteholder Claims.

“Required Consenting Subordinated Noteholders” means the Consenting Subordinated Noteholders holding a majority of the aggregate principal amount of the Subordinated Noteholder Claims held by all Consenting Subordinated Noteholders as set forth on the signature page(s) hereto (as of the date of any applicable action or consent).

“Recapitalization Term Sheet” means that certain term sheet containing the material terms and provisions of the Recapitalization agreed upon by the Parties hereto that are to be incorporated into exchange offer documents or the Plan and Plan Related Documents (as applicable), a copy of which is attached hereto as Exhibit A.

“RSA Effective Date” has the meaning set forth in Section 12 herein.

“Second Lien Notes” means the 8 7/8% Senior Secured Second Lien Notes due 2017 issued under that certain Indenture (as amended to date, and as it may hereafter be amended, supplemented or modified from time to time), dated as of May 10, 2012, among 21C, the guarantors party thereto and Wilmington Trust, National Association.

“Securities” means, collectively, (i) units or other interests in Investments, Holdings or 21C, (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into units or other interests in Investments, Holdings or 21C, and (iii) warrants, options or other rights to purchase or otherwise acquire units or other interests in Investments, Holdings or 21C.

“Subordinated Notes” has the meaning set forth in the preamble hereof.

“Subordinated Noteholder Claims” means the claims arising under or relating to the Subordinated Notes and/or the Subordinated Notes Indenture,

including the aggregate principal amount of outstanding Subordinated Notes under the Subordinated Notes Indenture plus accrued and unpaid interest thereon as of the Petition Date or the conclusion of the out-of-court consent solicitation and exchange offer.

“Solicitation Materials” means the Disclosure Statement and other solicitation materials in respect of the Plan as approved by the Bankruptcy Court pursuant to Section 1125(b) of the Bankruptcy Code.

“Transfer” has the meaning set forth in Section 13 herein.

“Transfer Agreement” has the meaning set forth in Section 13 herein.

“Termination Date” has the meaning set forth in Section 11 herein.

“Termination Event” has the meaning set forth in Section 11 herein.

“Vestar” has the meaning set forth in the preamble hereof.

“Vestar Equity Pledge” has the meaning set forth in Section 3(c) herein.

2.                                      Commitment of the Company.  Subject to the Company’s fiduciary duties under applicable law and for so long as no Termination Event has occurred, the Company agrees to:

(a)                                 support the Recapitalization and all transactions contemplated under this Agreement, the Recapitalization Term Sheet, the Plan and all other Plan Related Documents;

(b)                                 refrain from pursuing the Capital Contribution if the Company or Vestar fail to obtain a signed letter of intent for the Capital Contribution reasonably acceptable to the Required Consenting Subordinated Noteholders on or before August 31, 2014 (the “Letter of Intent”), it being understood that the Required Consenting Subordinated Noteholders shall not have consent rights over the economic terms of the Capital Contribution so long as (i) such Capital Contribution shall not provide for any cash payments due before the maturity date of the Subordinated Notes and shall not mature before the maturity date of the Subordinated Notes and (ii) any Capital Contribution comprising debt shall be unsecured, subordinated to the Subordinated Notes, and shall not be guaranteed by any of the Company or its Affiliates or Subsidiaries.

(c)                                  take any and all commercially reasonable and appropriate actions in furtherance of the Recapitalization and the transactions contemplated under this Agreement, the Recapitalization Term Sheet, the Plan and all other Plan Related Documents;

(d)                                 take commercially reasonable actions to complete the Recapitalization and all transactions contemplated under this Agreement, the Recapitalization Term Sheet, the Plan and all other Plan Related Documents within any time-frames outlined in this Agreement in the event that the Company fails to obtain (x) the Letter of Intent by August 31, 2014 or (y) the Capital Contribution by October 1, 2014;

(e)                                  negotiate in good faith (i) additional material terms of the Recapitalization which shall be reasonably acceptable to the Required Consenting Subordinated Noteholders and (ii) the definitive documentation contemplated by this Agreement or otherwise necessary to effectuate the Recapitalization, including, but not limited to the exchange documents, the Plan, Disclosure

Statement and Plan Related Documents, as applicable, which shall be in form and substance reasonably acceptable to the Required Consenting Subordinated Noteholders, on the terms and subject to the conditions as substantially set forth in this Agreement;

(f)                                   amend the corporate organizational documents of Investments no later than the date hereof to provide that Investments cannot commence the Chapter 11 Cases or cause either or both of Holdings and 21C or any of 21C’s direct or indirect subsidiaries, other than 21C East Florida, LLC and its direct and indirect subsidiaries, to commence the Chapter 11 Cases without the votes of the Independent Manager(s) and the Chief Executive Officer in support of such action (the “Corporate Governance Amendment”); and

(g)                                  take no actions inconsistent with this Agreement, the Recapitalization Term Sheet, or the confirmation and consummation of the Plan, including, without limitation, the direct or indirect solicitation of an Alternative Transaction other than with respect to the Capital Contribution.

3.                                      Commitment of Vestar.  For so long as no Termination Event has occurred, each of the entities comprising Vestar severally and not jointly agree to:

(a)                                 negotiate in good faith any additional material terms of the Recapitalization and any definitive documentation contemplated by this Agreement or otherwise necessary to effectuate the Recapitalization to which Vestar will be a party, which shall be in form and substance reasonably acceptable to Vestar, on the terms and subject to the conditions as substantially set forth in this Agreement;

(b)                                 vote in favor of the appointment of the Independent Manager(s) and Corporate Governance Amendment;

(c)                                  enter into the pledge agreement (the “Pledge Agreement”)  in the form attached hereto as Exhibit B whereby Vestar pledges its equity interests in Investments (the “Vestar Equity Pledge”);

(d)                                 not sell, assign, transfer, convey, pledge, hypothecate or otherwise dispose of, directly or indirectly, its ownership interests in Investments, other than in connection with the Capital Contribution;

(e)                                  to the extent the Company pursues the Recapitalization through the Chapter 11 Cases, so long as its vote has been properly solicited pursuant to sections 1125 and 1126 of the Bankruptcy Code, vote all of its Securities, now or hereafter beneficially owned by Vestar, in favor of the Plan in accordance with the applicable procedures set forth in the Solicitation Materials, and timely return a duly executed ballot in connection therewith;

(f)                                   to the extent the Company pursues the Recapitalization through the Chapter 11 Cases, following the commencement of the Chapter 11 Cases, not (i) object to the Plan, Disclosure Statement or the consummation of the Recapitalization Term Sheet or Plan, or any efforts to obtain acceptance of, and to confirm and implement, the Plan; (ii) initiate any legal proceedings that are inconsistent with or that would delay, prevent, frustrate or impede the approval, confirmation or consummation of the Recapitalization, the Disclosure Statement or the

Plan or the transactions outlined therein, in this Agreement or in the Recapitalization Term Sheet or otherwise commence any proceedings to oppose any of the Plan Related Documents, or take any other action that is barred by this Agreement; (iii) vote for, consent to, support or participate in the formulation of any other recapitalization, restructuring or settlement of the Company’s claims, any other transaction involving the Company or its assets, or any plan of reorganization (with the sole exception of the Plan) or liquidation under applicable bankruptcy or insolvency laws, whether domestic or foreign, in respect of the Company; (iv) directly or indirectly seek, solicit, support, formulate, entertain, encourage or engage in discussions, or enter into any agreements relating to an Alternative Transaction; (v) engage in or otherwise participate in any negotiations regarding any Alternative Transaction, enter into any letter of intent, memorandum of understanding, agreement in principle or other agreement relating to any Alternative Transaction; (vi) solicit, encourage, or direct any Person to undertake any action set forth in clauses (i) through (v) of this subsection (f); or (vii) permit any of its, or its controlled affiliates’, officers, directors, managers, employees, partners, representatives and agents, to undertake any action set forth in clauses (i) through (vi) of this subsection (f), other than officers, directors, or other principals of Vestar who are also officers, directors, or principals of the Company acting in their capacity as officer, director, or principal of the Company and in compliance with the Company’s obligations under this Agreement and subject to section 21 of this Agreement.;

(g)                                  take any and all commercially reasonable and appropriate actions in furtherance of the Recapitalization as set forth in this Agreement and the Recapitalization Term Sheet, including, without limitation, if the Recapitalization is consummated out-of-court, the amendment of the Company’s corporate organizational documents to provide for the issuance of additional equity interests or other securities; and

(h)                                 take no actions inconsistent with this Agreement, the Recapitalization Term Sheet, or the confirmation and consummation of the Plan, including, without limitation, the direct or indirect solicitation of an Alternative Transaction other than with respect to the Capital Contribution.

Notwithstanding the foregoing, to the extent the Company pursues the Recapitalization through the Chapter 11 Cases, nothing in this Agreement shall be construed to prohibit Vestar from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases so long as such appearance and the positions advocated in connection therewith are consistent with this Agreement and otherwise in furtherance of the Recapitalization and are not for the purpose of, and could not reasonably be expected to have the effect of, hindering, delaying or preventing the consummation of the Recapitalization.

4.                                      Commitment of Consenting Subordinated Noteholders.  For so long as no Termination Event has occurred, each Consenting Subordinated Noteholder (severally and not jointly), on its behalf and on behalf of its controlled affiliates, agrees to:

(a)                                 to the extent the Company pursues the Recapitalization through an out-of-court consent solicitation and exchange offer, timely tender all Subordinated Noteholder Claims, now or hereafter beneficially owned by such Consenting Subordinated Noteholder or for which it now or hereafter serves as the nominee, investment manager or advisor for beneficial holders thereof, in favor of such solicitation and exchange in accordance with the applicable procedures set forth in the pertinent exchange offer materials;

(b)                                 to the extent the Company pursues the Recapitalization through the Chapter 11 Cases, so long as its vote has been properly solicited pursuant to sections 1125 and 1126 of the Bankruptcy Code, vote all Subordinated Noteholder Claims, now or hereafter beneficially owned by such Consenting Subordinated Noteholder or for which it now or hereafter serves as the nominee, investment manager or advisor for beneficial holders thereof, in favor of the Plan in accordance with the applicable procedures set forth in the Solicitation Materials, and timely return a duly executed ballot in connection therewith;

(c)                                  not withdraw or revoke its tender, consent or vote with respect to any consent solicitation and exchange offer or the Plan (as applicable), except as otherwise expressly permitted pursuant to this Agreement;

(d)                                 negotiate in good faith (i) additional material terms of the Recapitalization which shall be reasonably acceptable to the Required Consenting Subordinated Noteholders and (ii) the definitive documentation contemplated by this Agreement or otherwise necessary to effectuate the Recapitalization, including, but not limited to, the exchange documents, the Plan, Disclosure Statement and Plan Related Documents, which shall be in form and substance reasonably acceptable to the Required Consenting Subordinated Noteholders, on the terms and subject to the conditions as substantially set forth in this Agreement; and

(e)                                  to the extent the Company pursues the Recapitalization through the Chapter 11 Cases, following the commencement of the Chapter 11 Cases, not (i) object to the Plan, Disclosure Statement or the consummation of the Recapitalization Term Sheet or Plan, or any efforts to obtain acceptance of, and to confirm and implement, the Plan; (ii) initiate any legal proceedings that are inconsistent with or that would delay, prevent, frustrate or impede the approval, confirmation or consummation of the Recapitalization, the Disclosure Statement or the Plan or the transactions outlined therein, in this Agreement, in the Recapitalization Term Sheet or otherwise commence any proceedings to oppose any of the Plan Related Documents, or take any other action that is barred by this Agreement; (iii) vote for, consent to, support or participate in the formulation of any other recapitalization, restructuring or settlement of the Company’s claims, any other transaction involving the Company or its assets, or any plan of reorganization (with the sole exception of the Plan) or liquidation under applicable bankruptcy or insolvency laws, whether domestic or foreign, in respect of the Company; (iv) directly or indirectly seek, solicit, support, formulate, entertain, encourage or engage in discussions, or enter into any agreements relating to an Alternative Transaction; (v) engage in or otherwise participate in any negotiations regarding any Alternative Transaction, enter into any letter of intent, memorandum of understanding, agreement in principle or other agreement relating to any Alternative Transaction; (vi) solicit, encourage, or direct any Person, including, without limitation the indenture trustee of the Subordinated Notes Indenture, to undertake any action set forth in clauses (i) through (v) of this subsection (e); or (vii) permit any of its, or its controlled affiliates’, officers, directors, managers, employees, partners, representatives and agents to undertake any action set forth in clauses (i) through (vi) of this subsection (e).

Notwithstanding the foregoing, to the extent the Company pursues the Recapitalization through the Chapter 11 Cases, nothing in this Agreement shall be construed to prohibit any Consenting Subordinated Noteholder from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases so long as such appearance and the positions advocated in connection therewith are consistent with this Agreement and otherwise in furtherance of the Recapitalization and are not for the purpose of, and could not reasonably be expected to have the effect of, hindering, delaying or preventing the consummation of the Recapitalization.

5.                                      Parties Commitments.  The Parties understand that the exact form of the capital structure of the reorganized Company described in the Recapitalization Term Sheet is subject to change.  Vestar agrees that so long as the Subordinated Noteholder Claims are equitized as contemplated by the Recapitalization Term Sheet, Vestar’s obligations with respect to its existing equity interests in Investments will remain unchanged.  The treatment of other claims against the Company, including claims under the Credit Agreement (as defined in the Recapitalization Term Sheet), the Second Lien Notes, the OnCure Notes (as defined in the Recapitalization Term Sheet) and the SFRO Credit Agreement (as defined in the Recapitalization Term Sheet), other secured lenders and holders of general unsecured claims shall be subject to the due diligence investigation by the Company and the Consenting Subordinated Noteholders.  The Parties further understand that in connection with the consummation of the Recapitalization additional adjustments to the capital structure may also be required to reflect any new equity investments or senior debt that may be raised, a lesser equitization of the Subordinated Noteholder Claims or an equitization of other parts of the capital structure (an “Adjustment”).  In the event of any such Adjustment, the Parties agree (i) to work in good faith to further adjust the terms set forth in the Recapitalization Term Sheet to modify the recoveries in the Recapitalization to reflect the proportionate change in the value of each Party’s recovery resulting from such Adjustment (e.g., if equitization of Second Lien Notes were to occur there would need to be a commensurate reduction in the equity to be received by all Parties pursuant to the Recapitalization Term Sheet and this Agreement); and (ii) so long as each Party, in the exercise of its reasonable discretion, determines that such Adjustment provides a proportionate adjustment to the economic value that was to be received prior to such Adjustment, use commercially reasonable efforts to implement the Recapitalization and such Adjustment in accordance with Sections 2, 3, 4 and 5 of this Agreement.

6.                                      Future Agreements.  To the extent the Consenting Subordinated Noteholders enter into an agreement governing their rights as equityholders in the reorganized Company or voting rights or other rights related thereto, the Consenting Subordinated Noteholders shall notify Vestar of such agreement and Vestar may, in its discretion, become a party to such agreement on the same terms and conditions as are available under such agreement to each Consenting Subordinated Noteholder based on such Consenting Subordinated Noteholders’ equity ownership at such time; provided, however, that nothing herein obligates the Consenting Subordinated Noteholders to enter into or pursue such an agreement.

7.                                      No Commitment by Consenting Subordinated Noteholders Regarding Second Lien Notes or Other Securities of the Company.  The commitments set forth in Section 4 apply only to the Subordinated Noteholder Claims of the Consenting Subordinated Noteholders.  The Consenting Subordinated Noteholders reserve any and all rights and remedies with respect to any other securities of the Company they may hold, including the Second Lien Notes.  If this

Agreement or the Recapitalization Term Sheet is modified, amended or supplemented consistent with the terms herein pursuant to Sections 5 hereof such that the rights of holders of Second Lien Notes will be modified (i.e., either through new debt terms or equitization) pursuant to the Recapitalization, the Consenting Subordinated Noteholders shall not be subject to the same commitments as set forth in Section 4 with respect to its holdings of Second Lien Notes (if applicable) unless each Consenting Subordinated Noteholder consents to such modification, amendment or supplement.

8.                                      Vestar Equity Pledge.  Certain of Vestar’s and the Company’s commitments and obligations under this Agreement shall be secured by the Vestar Equity Pledge.  The Pledge Agreement shall provide that the Consenting Subordinated Noteholders may foreclose upon the Vestar Equity Pledge upon a Foreclosure Event.  A termination of this Agreement in accordance with Section 11, other than under Section 11(e) as a result of a breach by Vestar or the Company of any covenants set forth in Sections 2, 3 and 5 of this Agreement, shall result in a release of the Vestar Equity Pledge.  The Vestar Equity Pledge will also be released to the extent required to effectuate any Capital Contribution complying with the terms of this Agreement and the Recapitalization Term Sheet.

9.                                      Prohibition on Non-Ordinary Course Transactions.  The Company agrees to operate in the ordinary course of business consistent with past practice in all material respects (including, without limitation, with respect to cash management) unless otherwise consented to by the Required Consenting Subordinated Noteholders in their reasonable discretion.

10.                               Access to Information.  The Company agrees that it shall, and it shall cause its subsidiaries, advisors or other agents to, reasonably cooperate with the Consenting Subordinated Noteholders or their professionals and provide them upon request at any time or from time to time with reasonable access to information regarding the operations, business affairs and financial condition of the Company, as requested by the Consenting Subordinated Noteholders and their professionals.

11.                               Termination.  This Agreement automatically terminates upon the consummation of a Recapitalization.  This Agreement may be terminated by (a) the mutual consent of the Company, Vestar and the Required Consenting Subordinated Noteholders, or (b) either the Company, Vestar or the Required Consenting Subordinated Noteholders upon the occurrence of any of the following events (each a “Termination Event”); provided, however that the Company and Vestar may only terminate this Agreement upon the occurrence of a Termination Event pursuant to clauses (b), (c), (e)(II) and (m) below and the Required Consenting Subordinated Noteholders may not terminate this Agreement upon the occurrence of a Termination Event pursuant to clause (e)(II) below; and provided further, however, that each of the Consenting Subordinated Noteholders may terminate its rights and obligations under this Agreement without affecting the other Parties’ rights and obligations under this Agreement upon the occurrence of a Termination Event pursuant to clause (m) below by providing notice of the same in accordance with Section 30 of this Agreement:

(a)                                 the Company shall have (1) publicly announced its intention not to pursue the Recapitalization, or (2) proposed or accepted an Alternative Transaction other than with respect to the Capital Contribution;

(b)                                 the Company shall have received the Capital Contribution;

(c)                                  any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the Recapitalization in a manner that cannot reasonably be remedied by the Company or the Consenting Subordinated Noteholders;

(d)                                 the occurrence of any event, fact or circumstance which has had or would reasonably be expected to have (individually or in the aggregate) (i) a material adverse effect on the business, assets, financial condition, liabilities or results of operations of the Company taken as a whole; or (ii) is or would reasonably be expect to impair in any material respect the ability of the Company to consummate the transactions contemplated by, or to perform its obligations under, this Agreement or the Recapitalization Term Sheet;

(e)                                  the occurrence of a material breach by any of the Parties of any of its obligations, covenants or commitments set forth in this Agreement, and any such breach is either unable to be cured or is not cured within five (5) business days after receipt of written notice (I) from the Required Consenting Subordinated Noteholders, in the case of a breach by the Company or Vestar, or (II) from the Company or Vestar, in the case of a breach by a Consenting Subordinated Noteholder;

(f)                                   the occurrence of an Event of Default (as defined in the Bridge Loan Facility) under the Bridge Loan Facility which remains uncured after the expiration of any applicable grace periods;

(g)                                  the commencement of an involuntary case against the Company under the Bankruptcy Code if such involuntary case is not dismissed within 60 days of it having been commenced (so long as no order for relief is theretofore entered), unless such involuntary case has been converted to a chapter 11 case with the consent of the Company and no other Termination Event has occurred;

(h)                                 the identification and written notice by the Consenting Subordinated Noteholders to the Company during the Due Diligence Period of any material business or legal issues that would materially affect the Recapitalization as set forth in this Agreement and the Recapitalization Term Sheet;

(i)                                     the Company shall pursue an alternative recapitalization, without limitation, a debt-for-equity exchange or conversion of other indebtedness of the Company in addition to the Subordinated Noteholder Claims, that is not reasonably acceptable to the Required Consenting Subordinated Noteholders;

(j)                                    the Company fails to launch the out-of-court solicitation of votes for the Recapitalization on or before October 15, 2014;

(k)                                 the Company fails to consummate the Recapitalization on an out-of-court basis on or before November 30, 2014, or fails to commence the Chapter 11 Cases on or before November 30, 2014 to complete such out-of-court Recapitalization on an in-court basis;

(l)                                     if in accordance with subsections 11(j) and 11(k) of this Agreement, the Company is pursuing the Recapitalization through the filing of the Chapter 11 Cases:

(I)	the Bankruptcy Court shall have failed to enter the Confirmation Order by 60 days after the Petition Date;

(II)	the Effective Date has not occurred by 25 days after entry of the Confirmation Order, subject to any regulatory approvals (the “Outside Date”);

(III)

the amendment, modification, or filing of a pleading by the Company seeking to amend or modify the Plan, Disclosure Statement, Disclosure Statement Order, Plan Related Documents, or any documents related to the foregoing, including motions, notices, exhibits, appendices, and orders, in a manner not reasonably acceptable to the Required Consenting Subordinated Noteholders;

(IV)	the appointment of a trustee, receiver, or examiner with expanded powers in the Chapter 11 Cases; or

(V)	the conversion of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code.

(m)                             the consummation of the Recapitalization shall not have occurred by March 10, 2015; and

(n)                                 the consummation of the Recapitalization.

The date on which this Agreement is terminated in accordance with the provisions of this Section 11 shall be referred to as the “Termination Date” and the provisions of this Agreement and the Recapitalization Term Sheet shall terminate, except as otherwise provided in this Agreement, unless, in the case of this Section 11, within five (5) Business Days the Company, Vestar (to the extent such event applies to Vestar or gives Vestar a termination right) and the Required Consenting Subordinated Noteholders waive, in writing, the occurrence of or amend or modify any of the events set forth in clauses (a) through (m) of this Section 11.  In the event of the termination of this Agreement pursuant to this Section 11(a) through (m), written notice thereof shall be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall terminate and be void and have no effect and there shall be no liability hereunder on the part of any Party, except as provided herein.  In the event of the automatic termination of this Agreement pursuant to this Section 11, this Agreement shall terminate and be void and have no effect and there shall be no liability hereunder on the part of any Party.  Nothing in this Section 11 shall relieve any Party of liability for any breach of this Agreement that occurred prior to the occurrence of the Termination Date.  Upon the Termination Date, any and all consents tendered or ballots submitted by the Consenting Subordinated Noteholders prior to such termination shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Recapitalization and this Agreement or otherwise.

12.                               Condition Precedent; Effectiveness.  This Agreement shall only become effective (the date on which this Agreement becomes effective, the “RSA Effective Date”) upon satisfaction of the following conditions:

(a)                                 (i) the Company and Vestar have executed and delivered counterpart signature pages of this Agreement to counsel to the Consenting Subordinated Noteholders and (ii) holders of at least 72% in outstanding principal amount of the Subordinated Noteholder Claims shall have executed and delivered to the Company counterpart signature pages of this Agreement;

(b)                                 the Bridge Loan Facility shall have been executed and become effective;

(c)                                  the Pledge Agreement shall have been executed and become effective; and

(d)                                 Investment’s board of managers shall have approved the Corporate Governance Amendment and the Corporate Governance Amendment shall be in full force and the effect.

13.                               Transfer of Subordinated Noteholder Claims.  Notwithstanding anything to the contrary in this Agreement, each of the Consenting Subordinated Noteholders agrees that until the occurrence of the Termination Date, it shall not sell, assign, transfer, convey, pledge, hypothecate or otherwise dispose of, directly or indirectly (each such transfer, a “Transfer”), all or any of its Subordinated Noteholder Claims (or any right related thereto and including any voting rights associated with such Subordinated Noteholder Claims) unless the transferee thereof (i) is a Consenting Subordinated Noteholder or (ii)(a) agrees in writing by executing a joinder in the form of Exhibit C (the “Transfer Agreement”) to assume and be bound by this Agreement and the Recapitalization Term Sheet, and to assume the rights and obligations of the Consenting Subordinated Noteholder under this Agreement and (b) promptly delivers such writing to the Company (each such transferee becoming, upon the Transfer, a Consenting Subordinated Noteholder hereunder).  The Company shall promptly acknowledge any such Transfer in writing and provide a copy of that acknowledgement to the transferor.  By its acknowledgement of the relevant Transfer, the Company shall be deemed to have acknowledged that its obligations to the Consenting Subordinated Noteholder hereunder shall be deemed to constitute obligations in favor of the relevant transferee.  Any Transfer of any Subordinated Noteholder Claim by a Consenting Subordinated Noteholder that does not comply with the procedure set forth in the first sentence of this Section 13 shall be deemed void ab initio.  This Agreement shall in no way be construed to preclude the Consenting Subordinated Noteholders from acquiring additional Subordinated Noteholder Claims; provided, that any such additional Subordinated Noteholder Claims shall automatically be deemed to be subject to the terms of this Agreement.  For the avoidance of doubt, upon any purchase, acquisition or assumption by any Consenting Subordinated Noteholder, other than in its capacity as a Qualified Marketmaker of Subordinated Noteholder Claims, such Subordinated Noteholder Claims shall automatically be deemed to be subject to all the terms of this Agreement.  Notwithstanding the foregoing, a Qualified Marketmaker that acquires Subordinated Noteholder Claims shall not be required to execute a Transfer Agreement to the extent that it is acting solely in its capacity as Qualified Marketmaker of any such Subordinated Noteholder Claims.  For the avoidance of doubt, the exceptions provided herein for transfers to or from a Qualified Marketmaker are provided solely to allow a Qualified Marketmaker to engage in market-making activities with respect to Subordinated Noteholder Claims that are not expressly subject to this Agreement, and any Subordinated

Noteholder Claims subject to this Agreement, whether held by a Qualified Marketmaker or another Consenting Subordinated Noteholder, are subject to the foregoing requirement that, upon any transfer, the transferee shall deliver to the Company an executed Transfer Agreement pursuant to which such transferee shall assume all obligations of the Consenting Subordinated Noteholder transferor hereunder in respect of the Subordinated Noteholder Claims Transferred; provided, however, that any Subordinated Noteholder Claim subject to this Agreement shall be timely tendered or voted (as applicable) in accordance with this Agreement, whether held by a Consenting Subordinated Noteholder, Qualified Marketmaker, or transferee who has signed a Transfer Agreement.

14.                               Fees.

(a)                                 The Company shall pay, when due and payable, all reasonable and documented costs and expenses of the Consenting Subordinated Noteholders including, without limitation, the costs and expenses incurred by (i) a single lead counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP; (ii) a single investment banker, Houlihan Lokey, Inc.; and (iii) any other professionals that may be reasonably retained by the Consenting Subordinated Noteholders and are reasonably acceptable to the Company that may be required in connection with the Recapitalization, without the need for such parties to file a fee application or otherwise seek Bankruptcy Court approval of such fees and expenses.  All such reasonable and documented fees, expenses and reimbursements incurred up to the Petition Date or the commencement date of the out-of-court exchange offer shall be paid in full prior to such date (without deducting any retainers).  This Section may not be amended without the consent of the affected Party to this Agreement.

(b)                                 The Company shall pay, when due and payable, the reasonable and documented costs and expenses of a single counsel to Vestar, Latham & Watkins LLP, in an amount not to exceed $350,000.  All such reasonable and documented fees, expenses and reimbursements incurred up to the Petition Date or the commencement date of the out-of-court exchange offer shall be paid in full prior to such date (without deducting any retainers).  This Section may not be amended without the consent of the affected Party to this Agreement.

15.                               No Solicitation.  To the extent the Company pursues the Recapitalization through the Chapter 11 Cases, this Agreement is not and shall not be deemed to be a solicitation of votes for the acceptance of the Plan (or any other plan of reorganization) for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.

16.                               Ownership of Subordinated Noteholder Claims.  Each of Consenting Subordinated Noteholder represents and warrants (severally and not jointly) that:

(a)                                 as of the date of this Agreement, it is the beneficial owner of the principal amount of the Subordinated Noteholder Claims, or is the nominee, investment manager or advisor for beneficial holders of the Subordinated Noteholder Claims, as set forth on the signature page for each Consenting Subordinated Noteholder; provided, however, that the information contained therein shall be maintained as confidential by the Company and the Company’s financial advisors and legal counsel, except to the extent otherwise required by law or any rule or regulation of any exchange or regulatory authority, subject to the disclosure obligations set forth in Section 33 of this Agreement; and

(b)                                 other than pursuant to this Agreement, such Subordinated Noteholder Claims, are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrances of any kind, that might adversely affect in any way such Consenting Subordinated Noteholder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed.

17.                               Vestar Ownership of Securities.  Each of the entities comprising Vestar represents and warrants severally and not jointly that:

(a)                                 as of the date of this Agreement, it is the beneficial owner of the Securities set forth on the signature page for each Vestar entity, or is the nominee, investment manager or advisor for such Securities; provided, however, that the information contained therein shall be maintained as confidential by the Parties and the Parties’ financial advisors and legal counsel, except to the extent otherwise required by law or any rule or regulation of any exchange or regulatory authority, subject to the disclosure obligations set forth in Section 33 of this Agreement; and

(b)                                 other than pursuant to this Agreement, such Securities are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrances of any kind, that might adversely affect in any way such Vestar entities’ performance of its obligations contained in this Agreement at the time such obligations are required to be performed.

18.                               Representations.

(a)                           Each Party represents to each other Party that, as of the date of this Agreement:

(i) it has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations hereunder, and the execution, delivery and performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, partnership, limited liability, or similar action on its part;

(ii) the execution, delivery and performance of this Agreement by such Party does not and shall not (x) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its organizational documents or those of any of its subsidiaries or (y) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which it or any of its subsidiaries is a party or under its organizational documents;

(iii) the execution, delivery and performance by it of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, except such filing as may be necessary and/or required for disclosure by the Securities and

Exchange Commission or pursuant to state securities or “blue sky” laws, and the approval by the Bankruptcy Court of the Company’s authority to enter into and implement this Agreement; and

(iv) subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both foreign and domestic, relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability; provided, however, that this Agreement is being executed in connection with negotiations concerning a possible financial recapitalization of the Company and in contemplation of possible Chapter 11 Case filings by the Company, and it is intended that, subject to sections 1125 and 1126 of the Bankruptcy Code, this Agreement shall be fully enforceable in accordance with its terms during such Chapter 11 Cases.

(b)                                 Each Consenting Subordinated Noteholder represents to the Company that such Consenting Subordinated Noteholder, in entering into this Agreement and undertaking its obligations hereunder, is acting independently and is not acting, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise with any other holder of Subordinated Notes.

(c)                                  Vestar represents to the Consenting Subordinated Noteholders that attached to this Agreement as Exhibit D are true and exact copies of the Investments LLC Agreement and the Investments Securityholders Agreement in effect as of the date hereof.

19.                               Entire Agreement.  This Agreement, including the exhibits, schedules and annexes hereto constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement.

20.                               Waiver.  This Agreement and the Recapitalization Term Sheet are part of a proposed settlement of a dispute among the Parties. If the transactions contemplated by this Agreement are or are not consummated, or following the occurrence of the Termination Date, if applicable, nothing shall be construed by this Agreement as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights.  Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

21.                               Company Fiduciary Duties.  Notwithstanding anything to the contrary in this Agreement, but subject to the next three sentences of this Section 21, nothing in this Agreement shall require the Company or its subsidiaries or any of its or their respective directors or officers (solely in such person’s capacity as a director or officer) to take any action, or to refrain from taking any action, to the extent that taking such action or refraining from taking such action would be inconsistent with such party’s fiduciary obligations under applicable law, and for the avoidance of doubt, Vestar shall not be in breach hereunder as a result of such action or restraint from taking such action.  The Company and Vestar agree that to the extent the Company’s obligations under Section 2 hereof are subject to its fiduciary obligations, those fiduciary obligations shall not include any fiduciary obligations to Vestar in its capacity as equityholder of Investments.  In the event the Company does not receive a Letter of Intent reasonably acceptable to the Required Consenting Subordinated Noteholders (subject to Section 2(b)) by August 31, 2014 or a Capital Contribution by October 1, 2014, then notwithstanding any fiduciary duty the Company may have to consider unsolicited proposals, the Company agrees that it shall not, and shall not have an obligation to directly or indirectly solicit alternative equity investment proposals.  Vestar hereby waives any fiduciary obligations that the Company may have to it to the extent such fiduciary obligation conflicts with the Company’s obligations under this Agreement.

22.                               Cooperation and Support.    The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent possible and subject to the terms of this Agreement) in respect of (i) all matters relating to their rights hereunder in respect of the Company or otherwise in connection with their relationship with the Company, and (ii) the consummation of the Recapitalization, including without limitation and in the Required Consenting Subordinated Noteholders’ discretion voting in favor of any required amendment to the Subordinated Notes Indenture to implement the Capital Contribution (if obtained); provided, that such amendment shall not provide for payment of any cash or a maturity date, in each case, prior to the maturity date of the Subordinated Notes, or any other terms that would have an adverse effect on the rights, claims and recoveries of the Subordinated Noteholders.  Furthermore, subject to the terms of this Agreement, each of the Parties shall take such action as reasonably may be necessary to carry out the purposes and intent of this Agreement, including making and filing any required regulatory filings and voting any claims or securities of the Company in favor of the Recapitalization in connection therewith, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement.  In addition, to the extent the Company pursues the Recapitalization through the Chapter 11 Cases, the Company will use its reasonable best efforts to provide draft copies of all Plan Related Documents, “first day” motions or applications and other documents the Company intends to file with the Bankruptcy Court to counsel to the Consenting Subordinated Noteholders at least three business days prior to the date when the Company intends to file such document and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing; provided, however, the Company will not be in breach of this provision by failing to provide to the Consenting Subordinated Noteholders drafts of motions or pleadings that seek emergency or expedited relief.

23.                               Representation by Counsel.  Each Party hereto acknowledges that it has been represented by counsel (or had the opportunity to and waived its right to do so) in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party hereto with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties hereto.  None of the Parties hereto shall have any term or provision construed against such Party solely by reason of such Party having drafted the same.

24.                               Independent Due Diligence and Decision-Making.  Each Consenting Subordinated Noteholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions and prospects of the Company.

25.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

26.                               Amendments.  Except as otherwise provided in this Agreement, this Agreement (including the Recapitalization Term Sheet) may not be modified, amended or supplemented without prior written consent of the Company, Vestar and the Required Consenting Subordinated Noteholders.

27.                               Headings.  The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

28.                               Specific Performance.  It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder; provided, however, that each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

29.                               Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions that would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York in the County of New York, and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

30.                               Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by email, courier, by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses, emails or facsimile numbers:

If to the Company:

21st Century Oncology Holdings, Inc.

2270 Colonial Boulevard

Fort Myers, Florida 33907

Attn:  General Counsel

Email:  Norton.Travis@21co.com

Facsimile:  (516) 301-5778

with a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York  10022

Attention: Christopher J. Marcus

Email: christopher.marcus@kirkland.com

Facsimile: (212) 446-6460

and

Vestar Capital Partners V, L.P.

245 Park Avenue, 41st Floor

New York, New York 10167

Attention:  General Counsel

Email: sdellarocca@VestarCapital.com

Facsimile:  (212) 880-4922

If to Vestar:

Vestar Capital Partners V, L.P.

245 Park Avenue, 41st Floor

New York, New York 10167

Attention:  General Counsel

Email: sdellarocca@VestarCapital.com

Facsimile:  (212) 880-4922

with a copy to:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, Illinois 60611

Attention: David Heller and Jennifer Perkins

Email: david.heller@lw.com and Jennifer.Perkins@lw.com

Facsimile: (312) 993-9767 and (212) 751-4864

If to the Consenting Subordinated Noteholders, at the address set forth on each of the signature pages hereto with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention:  Andrew N. Rosenberg and Sarah Harnett

Email: arosenberg@paulweiss.com and sharnett@paulweiss.com

Facsimile:  (212) 492-0158 and 212-492-0629

31.                               Third-Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any Person.

32.                               Successors and Assigns.  Except as otherwise provided in this Agreement, this Agreement is intended to bind and inure to the benefit of each of the Parties and each of their respective successors, assigns, heirs, executors, administrators and representatives.

33.                               Public Disclosure.  The Consenting Subordinated Noteholders hereby consent to the disclosure by the Company in the Plan, Disclosure Statement, the other Plan Related Documents and any filings by the Company with the Bankruptcy Court or the Securities and Exchange Commission or as required by law or regulation of the execution and contents of this Agreement; provided, however, that except as required by law or any rule or regulation of any securities exchange or any governmental agency, the Company shall not, without the Consenting Subordinated Noteholder’s prior consent, (a) use the name of any Consenting Subordinated Noteholder or its controlled affiliates, officers, directors, managers, stockholders, members, employees, partners, representatives and agents in any press release or filing with the Securities and Exchange Commission or (b) disclose the holdings of any Consenting Subordinated Noteholder to any person.  The Company and the Consenting Subordinated Noteholders shall (i) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (ii) provide to the other for review a copy of any such press release or public statement and (iii) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent of the other Party, unless required by applicable law or regulations of any applicable stock exchange or governmental authority, in which case, the Party required to issue the press release or make the public statement shall, prior to issuing such press release or making such public statement, use its commercially reasonable efforts to allow the other Party reasonable time to comment on such release or statement to the extent practicable; provided, that no Party need consult with any other Party with respect to any press release or public statement relating to the termination of this Agreement.

34.                               Interpretation.  This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation of this Agreement is to be interpreted in a neutral manner; and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion of this Agreement, shall not be effective in regard to the interpretation of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above.

21ST CENTURY ONCOLOGY INVESTMENTS, LLC

By:
Name:
Title:

21ST CENTURY ONCOLOGY HOLDINGS, INC.

By:
Name:
Title:

21ST CENTURY ONCOLOGY, INC.

By:
Name:
Title:

[Signature page to Recapitalization Support Agreement]

VESTAR CAPITAL PARTNERS V, L.P.
VESTAR CAPITAL PARTNERS V-A, L.P.
VESTAR EXECUTIVES V, L.P.
VESTAR HOLDINGS V, L.P.
VESTAR/RADIATION THERAPY INVESTMENTS, LLC

By: Vestar Associates V, L.P.,
their General Partner

By: Vestar Managers V LTD.,
its General Partner

By:
Name:
Title: Managing Director

Vestar Entity	Securities	Amount Owned	Percentage
Vestar Capital Partners V, L.P.
Vestar Capital Partners V-A, L.P.
Vestar Executives V, L.P.
Vestar Holdings V, L.P
Vestar/Radiation Therapy Investments, LLC

[Signature page to Recapitalization Support Agreement]

AGREED BY EACH OF THE FOLLOWING

PARTIES:

[INSERT CONSENTING SUBORDINATED NOTEHOLDER]

Authorized Signatory:

By:
Name:
Title:

Aggregate Principal Amount of Subordinated Noteholder Claims: $

Name and Address of Contact for Notices:

Name:

Address:

Facsimile:

Email:

[Signature page to Recapitalization Support Agreement]

Exhibit A to the Recapitalization Support Agreement

Recapitalization Term Sheet

EXECUTION VERSION

21ST CENTURY ONCOLOGY INVESTMENTS, LLC, 21ST CENTURY ONCOLOGY HOLDINGS, INC. AND 21ST CENTURY ONCOLOGY, INC.

Preliminary Term Sheet

Summary of Terms and Conditions

This preliminary term sheet (the “Term Sheet”) setting forth a brief summary of the principal terms of the potential recapitalization(the “Recapitalization”) of the capital structure of the Company (as defined below) and its subsidiaries is not legally binding or a complete list of all the terms and conditions of the potential transactions described herein.  This Term Sheet is for discussion only, is a non-binding expression of intent, is intended as an outline only of certain material terms of the proposed transactions described herein, and does not represent a commitment to lend, invest or provide financing or to negotiate to do any of these things.  Furthermore, this Term Sheet does not constitute a waiver by any party, or an agreement or commitment by any party to forbear from taking any remedies to which such party may be entitled.  Without limiting the generality of the foregoing, this Term Sheet and the undertakings contemplated herein are subject in all respects to the negotiation, execution and delivery of definitive documentation.  This Term Sheet shall be attached to, and incorporated into a recapitalization support agreement (the “Recapitalization Support Agreement”) entered into by and among the Company, Vestar Capital Partners(1) (“Vestar”) and certain existing holders of Subordinated Notes Claims (as defined below) that are signatories thereto.

THIS TERM SHEET IS BEING PROVIDED AS PART OF A PROPOSED COMPREHENSIVE RECAPITALIZATION TRANSACTION, EACH ELEMENT OF WHICH IS CONSIDERATION FOR THE OTHER ELEMENTS AND AN INTEGRAL ASPECT OF THE PROPOSED RECAPITALIZATION OF THE DEBT OF THE COMPANY AND ITS SUBSIDIARIES.  NOTHING IN THIS TERM SHEET SHALL CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, A STIPULATION OR A WAIVER, AND EACH STATEMENT CONTAINED HEREIN IS MADE WITHOUT PREJUDICE, WITH A FULL RESERVATION OF ALL RIGHTS, REMEDIES, CLAIMS AND DEFENSES OF THE HOLDERS OF THE SUBORDINATED NOTES CLAIMS (AS DEFINED BELOW).

Company

21st Century Oncology Investments, LLC (“Investments”), 21st Century Oncology Holdings, Inc. (“Holdings”), and 21st Century Oncology, Inc. (“21C”) and their wholly owned subsidiaries and affiliates (collectively, the “Company”).

Current Capital Structure

The following is the outstanding indebtedness of, and equity interests in, the Company:

(a)              Indebtedness under that certain credit agreement, dated as of May 10, 2012 (as amended to date, and as it may hereafter be amended, supplemented or modified from time to time, the “Credit Agreement”), by and among

(1)         This Term Sheet assumes that Vestar directly or through corporate governance documents controls the equity interests in 21st Century Oncology Investments, LLC.

21C, as borrower, Holdings, Wells Fargo Bank National Association, as administrative agent, collateral agent, issuing bank and as swingline lender, the other agents party thereto and the lenders party thereto;

(b)              Indebtedness under that certain Indenture (as amended to date, and as it may hereafter be amended, supplemented or modified from time to time, the “Second Lien Notes Indenture”) for the 8 7/8% Senior Secured Second Lien Notes due 2017 (the “Second Lien Notes”), dated as of May 10, 2012, among 21C, the guarantors party thereto and Wilmington Trust, National Association;

(c)               Indebtedness under that certain Indenture (as amended to date, and as it may hereafter be amended, supplemented or modified from time to time, the “Subordinated Notes Indenture”, and together with the Second Lien Notes Indenture, the “21C Indentures”) for the 9 7/8% Senior Subordinated Notes due 2017 (the “Subordinated Notes”), dated as of April 20, 2010, among 21C, the guarantors party thereto and Wilmington Trust, National Association (the aggregate outstanding principal amount under the Subordinated Notes Indenture plus accrued and unpaid interest is referred to herein as the “Subordinated Notes Claims”);

(d)              Indebtedness under that certain Indenture for the 11.75% Senior Secured Notes due 2017 (the “OnCure Notes”), dated as of October 25, 2013, among OnCure Holdings, Inc., Holdings, 21C, the guarantors party thereto and Wilmington Trust, National Association;

(e)               Indebtedness under that certain credit agreement, dated as of February 10, 2014 (as amended to date, and as it may hereafter be amended, supplemented or modified from time to time, the “SFRO Credit Agreement”), by and among 21C East Florida, LLC, as Term B Loan Borrower, South Florida Radiation Oncology Coconut Creek, LLC, as Term A Loan Borrower, the lenders party thereto and Cortland Capital Market Services LLC, as Administrative Agent and Collateral Agent; and

(f)                all equity interests (including all membership interests and units) in Investments (the “Existing Equity”) and rights or options to acquire such equity interests owned by existing equity holders of Investments (the “Existing Equity Holders”).

Overview of Recapitalization	The Company will either (i) obtain additional liquidity through (A) an equity contribution in Investments or Holdings or (B) debt incurred by Holdings in an amount no less than $150

2

million on or before October 1, 2014 (the “Capital Contribution”); provided, however, that (x) such Capital Contribution shall not provide for any cash payments due before the maturity date of the Subordinated Notes and shall not mature before the maturity date of the Subordinated Notes and (y) any Capital Contribution comprising debt shall be unsecured, subordinated to the Subordinated Notes, and shall not be guaranteed by any of the Company or its Affiliates or Subsidiaries; or (ii) in the event that the Company fails to obtain a Capital Contribution as described in clause (i), use commercially reasonable efforts to consummate the Recapitalization, consistent with the material terms and conditions described in this Term Sheet and the Recapitalization Support Agreement.

If the Company and Vestar fail to obtain a signed letter of intent for a Capital Contribution reasonably acceptable to the Required Consenting Subordinated Noteholders (it being understood that the Required Consenting Subordinated Noteholders shall not have consent rights over the economic terms of the Capital Contribution so long as (x) such Capital Contribution shall not provide for any cash payments due before the maturity date of the Subordinated Notes and shall not mature before the maturity date of the Subordinated Notes and (y) any Capital Contribution comprising debt shall be unsecured, subordinated to the Subordinated Notes, and shall not be guaranteed by any of the Company or its Affiliates or Subsidiaries) on or before August 31, 2014, the Company shall refrain from pursuing the Capital Contribution further and shall pursue the Recapitalization to the exclusion of the Capital Contribution.

Subject to the immediately preceding paragraph, upon the effectiveness of the Recapitalization, the claims of the holders of Subordinated Notes shall be exchanged for 95% (the “Noteholder Percentage”) of new equity interests in reorganized Investments (the “New Equity”). The Noteholder Percentage shall be subject to dilution pursuant to the Management Incentive Plan and New Warrants (each as defined below).

Treatment of Existing Equity Holders

Upon the exchange by holders of 100% of the Subordinated Notes Claims for New Equity and the effectiveness of the Recapitalization, Existing Equity Holders shall receive on a pro rata basis (i) 5.0% of the New Equity subject to dilution pursuant to the Management Incentive Plan (as defined below) and (ii) warrants (the “New Warrants”) providing the right to acquire 10% of the New Equity at an exercise price corresponding to the principal amount of the Subordinated Notes outstanding plus accrued and unpaid interest as of the effective date of the Recapitalization. The New Warrants shall

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expire four (4) years after the effective date of the Recapitalization. The exercise price of the New Warrants will reflect dilution for the equity interests to be issued under the Management Incentive Plan (i.e., such that when this Term Sheet provides that the holders of Subordinated Notes Claims will receive a recovery in New Equity of 100% of principal amount outstanding under the Subordinated Notes plus accrued and unpaid interest this will reflect dilution from the equity interests issued pursuant to the Management Incentive Plan).

If the holders of Subordinated Notes Claims agree to exchange less than 100% of such claims for New Equity, the distribution to the holders of Subordinated Notes will be adjusted in a manner mutually agreeable to the Company, Vestar and the Required Consenting Subordinated Noteholders. The acceptable percentage of “hold-outs” and the form of recapitalization will be mutually determined.

Tax/Business Considerations

The parties to the Recapitalization Support Agreement shall use good faith efforts to structure the Recapitalization and the transactions contemplated herein and in the Recapitalization Support Agreement to the maximum extent possible in a tax-efficient and cost-effective manner for the Company and Vestar.

Board of Reorganized Company	One board member shall be appointed by Vestar.

Management Incentive Plan	A new management equity incentive plan (the “Management Incentive Plan”) to be agreed upon acceptable to the Company and the Required Consenting Subordinated Noteholders.

Releases	Customary releases to be mutually agreed upon.

Governing Law and Forum	New York

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Exhibit B to the Recapitalization Support Agreement

Pledge Agreement

Exhibit C to the Recapitalization Support Agreement

Transfer Agreement

JOINDER

This Joinder (the “Joinder”) to the Recapitalization Support Agreement, dated as of July 29, 2014, by the Company, the Consenting Subordinated Noteholders thereto and Vestar (the “Agreement”), is executed and delivered by [                                   ] (the “Joining Party”) as of [                            ], 2014 in connection with the transfer from a Consenting Subordinated Noteholder party to the Agreement to the Joining Party.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

1.                                      Agreement to be Bound.  The Joining Party hereby agrees to be bound by all of the terms of the Agreement (as the same may be hereafter amended, restated, or otherwise modified from time to time) as if the Joining Party were an original signatory to the Agreement.  From and after the date hereof, the Joining Party shall hereafter be deemed to be a “Consenting Subordinated Noteholder” for all purposes under the Agreement.

2.                                      Representations and Warranties.  With respect to the amount of Subordinated Noteholder Claims set forth below its name on the signature page hereof and all related claims, rights, and causes of action arising out of or in connection with or otherwise relating to such Subordinated Noteholder Claim, the Joining Party hereby makes the representations and warranties of such Consenting Subordinated Noteholder set forth in the “Ownership of Subordinated Noteholder Claims” and “Representations” section of the Agreement to each other Party to the Agreement.

3.                                      Governing Law.  This Joinder shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Joinder, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Joinder or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York in the County of New York, and by execution and delivery of this Joinder, the Joining Party irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, the Joining Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Joinder.

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[JOINING PARTY]

By:
Name:
Title:

Aggregate Principal Amount of Subordinated Noteholder Claims:

$

Exhibit D to the Recapitalization Support Agreement

Investments LLC Agreement and Investments Securityholders Agreement